UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 28, 2008 (April 23, 2008)

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 23, 2008, Kimball International, Inc. (the "Company") entered into a credit agreement ("New Credit Agreement") with the lenders party thereto and JPMorgan Chase Bank, N.A. ("JPMorgan") as Agent and Letter of Credit Issuer. The New Credit Agreement provides a five-year revolving credit facility which expires April 23, 2013 and allows for up to $100 million in borrowings, with an option to increase the amount available for borrowing to $150 million at the Company's request, subject to participating banks' consent.

The revolving credit loans under the New Credit Agreement may consist of, at the Company's election, advances in US dollars or advances in any other currency that is agreed to by all of the lenders. A portion of the New Credit Agreement, not to exceed $30 million of the principal amount, will be available for the issuance of letters of credit. The proceeds of the revolving credit loans shall be used for acquisitions and general corporate purposes of the Company. A commitment fee on the unused portion of principal amount of the New Credit Agreement is payable at a rate that ranges from 12.5 to 15.0 basis points per annum as determined by the Company's leverage ratio.

For non-US dollar advances, interest accrues over the selected period of the advance at the London Interbank Offered Rate ("LIBOR") in effect two business days prior to the advance (adjusted upwards to reflect bank reserve costs), plus an applicable margin which can range from 62.5 to 75.0 basis points based on the Company's leverage ratio. For US dollar advances, the Company shall, at the Company's election, pay interest at (1) LIBOR plus the applicable margin as described above or, (2) a fluctuating rate per annum equal to the higher of, (a) JPMorgan's prime rate in effect at its principal office in New York City, NY; (b) 1% per annum above the three-month secondary certificates of deposit rate (adjusted upwards to reflect bank reserve costs); or (c) 1/2% per annum above the Federal funds rate.

US dollar advances outstanding subject to the fluctuating interest rate described above may be repaid to the lenders at any time prior to the expiration date of the New Credit Agreement without penalty or premium. Other advances may be paid prior to the last day of the selected period of advance however, the Company will indemnify the lender for any cost incurred for the early payment.

The New Credit Agreement contains certain debt covenants similar to those of the previous credit agreement mentioned in Item 1.02 below, such as a minimum interest coverage ratio of 3.0 and a minimum net worth of $362 million that, if violated, could accelerate the payment of the amounts borrowed.

The Company borrowed funds under the New Credit Agreement in the amount of $47.7 million to repay the existing credit agreement mentioned in Item 1.02 below which is now terminated.

This summary is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, dated as of April 23, 2008, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., included as Exhibit 10.1 to this report and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

On April 23, 2008, the Company terminated a credit agreement ("Terminated Agreement"), dated as of May 20, 2004, among the Company, the lenders party thereto and Bank One, NA, as amended by the First Amendment to Credit Agreement, dated as of December 7, 2005 by and among the Company, the lenders party thereto and JPMorgan Chase Bank, and the Second Amendment to Credit Agreement dated as of December 7, 2007, by and among the Company, the lenders party thereto and JPMorgan Chase Bank. The Terminated Agreement provided a five-year revolving credit facility which was to expire in May 2009 and provided for up to $75 million in borrowings, with an option to increase the amount available for borrowing to $125 million at the Company's request, subject to participating banks' consent. The Company used this facility for acquisitions and general corporate purposes. Borrowings under the Terminated Agreement bore interest at a floating rate based, at the Company's option, upon LIBOR plus an applicable percentage or the greater of the federal funds rate plus an applicable percentage and the prime rate. The Company was subject to debt covenants requiring it to maintain certain debt-to-total capitalization, interest coverage ratio, minimum net worth, and other terms and conditions, all of which the Company was in compliance with at the date of termination. There were no material early termination penalties incurred as a result of the termination of this agreement. The Terminated Agreement was replaced by the New Credit Agreement discussed in Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Credit Agreement, dated as of April 23, 2008, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Agent and Letter of Credit Issuer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer

Date: April 28, 2008

Kimball International, Inc.
Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated as of April 23, 2008, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Agent and Letter of Credit Issuer